Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	September 1, 2003 to September 30, 2003
Payment Date	October 27, 2003

Aggregate Amount Collected for the Collection Period

Interest	$3,094,433.49
Principal Collections	$46,485,905.72
Substition Amounts	$—

Application of Collected Amounts

Applied in the following order of priority:			Factor per 1000

(i)	Enhancer Premium	$125,610.48
(ii)	A-1 Noteholder’s Interest	$1,108,024.37	1.1080243702
	A-2 Noteholder’s Interest	$91,156.61	0.9115661485
(iii)	Principal Collections to Funding Account	$—
(iv)	Excess Spread (during Revolving)	$—
(v)	Excess Spread (during AP)	$—
(vi)	Additional Balance Increase from Excess Spread (during MAP)	$—
(vii)	A-1 Noteholder’s Principal Distribution	$23,297,512.40	23.2975124
	A-2 Noteholder’s Principal Distribution	$2,329,751.24	23.2975124
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x)	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$—

Balances
				Factor
	Beginning A-1 Note Balance		$884,061,997.47	0.8840619975
	Ending A-1 Note Balance		$860,764,485.07	0.8607644851
		Change	$23,297,512.40	0.0232975124
	Beginning A-2 Note Balance		$88,406,199.75	0.8840619975
	Ending A-2 Note Balance		$86,076,448.51	0.8607644851
		Change	$2,329,751.24	0.0232975124
	Beginning Excluded Amount		$—
	Ending Excluded Amount		$—
		Change	$—
	Beginning Pool Balance		$984,470,424.59	0.8949640660
	Ending Pool Balance		$960,612,802.98	0.8732755383
		Change	$23,857,621.61	0.0216885277
	Beginning Principal Balance		$984,470,424.59	0.8949640660
	Ending Principal Balance		$960,612,802.98	0.8732755383
		Change	$23,857,621.61	0.0216885277
	Additional Draws		$22,648,243.97
	Additional Balance Increase (Draws minus Payments)		$—

Delinquencies

	#		$
Two statement cycle dates:		16		$709,917.37
Three statement cycle dates:		10		$465,654.60
Four statement cycle dates:		4		$190,368.68
Five statement cycle dates:		3		$98,565.27
Six statement cycle dates:		1		$25,578.60
Seven + statement cycle dates:		—		$—
Foreclosures		—		$—
REO		—		$—
Liquidation Loss Amount		1		$20,526.54
Wachovia Bank, National Bank as Administrator

Additional Information

Net WAC Rate	3.19%
Overcollateralization Target	$13,775,578.60
Overcollateralization Amount	$13,771,869.41
Funding Account Ending Balance	$0.00
Gross CPR (1 mo. Annualized)	40.452%
Net CPR (1 mo. Annualized)	23.153%
Draw Rate (1 mo. Annualized)	22.075%
WAM	212.51
AGE	20.22

Allocation of Collected Funds

Interest Collections	Principal Collections

Total Collected	$(3,504,629.50)	Total Collected	$(46,485,905.72)
Servicing Fee	$410,196.01	A-1 Principal	$23,297,512.40
Enhancer Premium	$125,610.48	A-2 Principal	$2,329,751.24
Additional Balance Interest	$—	Add’l Balance Increase	$—
A-1 Interest	$1,108,024.37	Net Draws	$22,628,284.11
A-2 Interest	$91,156.61	Funding Account	$—
Excess Interest	$1,769,642.03	Net	$1,769,642.03
Net	$—	Previous Funding	$(0.00)
		Excess Interest	$(1,769,642.03)
		Difference	$0.00